ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED APRIL 6, 2021 AND

THE PROSPECTUS DATED september 7, 2018)

REGISTRATION NO. 333-227244

APRIL 9, 2021

Aflac incorporated

¥30,000,000,000 0.633% SENIOR NOTES DUE 2031

¥12,000,000,000 0.844% SENIOR NOTES DUE 2033

¥10,000,000,000 1.039% SENIOR NOTES DUE 2036

¥10,000,000,000 1.264% SENIOR NOTES DUE 2041

¥20,000,000,000 1.560% SENIOR NOTES DUE 2051

final term sheet

Dated April 9, 2021

Issuer:	Aflac Incorporated
Securities:

0.633% Senior Notes due 2031 (the “2031 Notes”)

0.844% Senior Notes due 2033 (the “2033 Notes”)

1.039% Senior Notes due 2036 (the “2036 Notes”)

1.264% Senior Notes due 2041 (the “2041 Notes”)

1.560% Senior Notes due 2051 (the “2051 Notes”)

Ratings (Moody’s / S&P / JCR)*:	A3 (stable) / A- (stable) / A+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	April 9, 2021
Settlement Date (T+4)**:	April 15, 2021
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Goldman Sachs International, Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.
Passive Book-Running Managers:	Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Suisse Securities (Europe) Limited, Drexel Hamilton, LLC, J.P. Morgan Securities plc, Merrill Lynch International, Mischler Financial Group, Inc., PNC Capital Markets LLC
Principal Amount:	¥30,000,000,000 (2031 Notes) ¥12,000,000,000 (2033 Notes) ¥10,000,000,000 (2036 Notes) ¥10,000,000,000 (2041 Notes) ¥20,000,000,000 (2051 Notes)

Underwriting Discount:	0.450% (2031 Notes) 0.500% (2033 Notes) 0.600% (2036 Notes) 0.700% (2041 Notes) 0.800% (2051 Notes)
Maturity Date:	April 15, 2031 (2031 Notes) April 14, 2033 (2033 Notes) April 15, 2036 (2036 Notes) April 15, 2041 (2041 Notes) April 14, 2051 (2051 Notes)
Coupon:	0.633% (2031 Notes) 0.844% (2033 Notes) 1.039% (2036 Notes) 1.264% (2041 Notes) 1.560% (2051 Notes)
Reference Rate

0.133% (equivalent to 10-year Swap Mid Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2031 Notes)

0.194% (equivalent to 12-year Swap Mid Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2033 Notes)

0.289% (equivalent to 15-year Swap Mid Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2036 Notes)

0.414% (equivalent to 20-year Swap Mid Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2041 Notes)

0.560% (equivalent to 30-year Swap Mid Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2051 Notes)

Spread to Reference Rate	+ 50 bps (2031 Notes) + 65 bps (2033 Notes) + 75 bps (2036 Notes) + 85 bps (2041 Notes) + 100 bps (2051 Notes)
Yield to Maturity:	0.633% (2031 Notes) 0.844% (2033 Notes) 1.039% (2036 Notes) 1.264% (2041 Notes) 1.560% (2051 Notes)
Public Offering Price:	100.0% of principal amount (2031 Notes, 2033 Notes, 2036 Notes, 2041 Notes, 2051 Notes)
Proceeds, Before Expenses:	¥81,515,000,000
Interest Payment Dates:

Semi-annually in arrears on April 15 and October 15, commencing on October 15, 2021 for the 2031 Notes

Semi-annually in arrears April 15 and October 15, commencing on October 15, 2021 for the 2033 Notes, except that the interest payment date in 2033 shall be the maturity date

Semi-annually in arrears on April 15 and October 15, commencing on October 15, 2021 for the 2036 Notes

Semi-annually in arrears on April 15 and October 15, commencing on October 15, 2021 for the 2041 Notes

Semi-annually in arrears on April 15 and October 15, commencing on October 15, 2021 for the 2051 Notes, except that the interest payment date in 2051 shall be the maturity date

Par Call:

On or after October 15, 2030 (2031 Notes)

On or after October 14, 2032 (2033 Notes)

On or after October 15, 2035 (2036 Notes)
On or after October 15, 2040 (2041 Notes)

On or after October 14, 2050 (2051 Notes)

Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:

001055 BM3 / XS2330256236 / 233025623 (2031 Notes)

001055 BN1 / XS2330256319 / 233025631 (2033 Notes)

001055 BP6 / XS2330256582 / 233025658 (2036 Notes)

001055 BQ4 / XS2330256749 / 233025674 (2041 Notes)

001055 BR2 / XS2330257473 / 233025747 (2051 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about April 15, 2021, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before April 15, 2021 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman Sachs International toll-free at 1-866-471-2526, Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA or the United Kingdom.

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